EXHIBIT 21
RETAIL VENTURES, INC.
List of Subsidiaries

Ref.		State of	Parent
No.	Name	Incorporation	Co. No.

1.	Retail Ventures, Inc.	Ohio	N/A
2.	Carlyn Advertising Agency, Inc.	Ohio	1.
3.	DSW Inc.[1]	Ohio	1.
4.	Filene’s Basement, Inc.[2]	Delaware	1.
5.	J.S. Overland Delivery, Inc.	Delaware	1.
6.	Retail Ventures Imports, Inc.[3]	Ohio	1.
7.	Retail Ventures Jewelry, Inc.	Ohio	1.
8.	Retail Ventures Licensing, Inc.[4]	Delaware	1.
9.	Retail Ventures Services, Inc.	Ohio	1.
10.	Value City Department Stores LLC[5]	Ohio	1.
11.	DSW Shoe Warehouse, Inc.	Missouri	3.
12.	Brand Card Services LLC	Ohio	3.
13.	Brand Technolgy Services LLC	Ohio	3.
14.	Gramex Retail Stores, Inc.	Delaware	10.
15.	Value City Department Stores Charitable Foundation[6]	Ohio	10.
16.	Value City of Michigan, Inc.	Michigan	10.
17.	eTailDirect LLC	Delaware	11.
18.	GB Retailers, Inc.	Delaware	16.
19.	Value City Department Stores Services, Inc.	Delaware	16.

[1]	Formerly known as Shonac Corporation. Following the completion of its initial public offering on July 5, 2005, DSW Inc. is a controlled subsidiary of Retail Ventures, Inc. As of February 3, 2007, Retail Ventures, Inc. owned approximately 63.0% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares.

[2]	Formerly known as Base Acquisition Corp.

[3]	Formerly known as VC Acquisition, Inc.

[4]	Formerly known as Value City Acquisition Corp.

[5]	This is a limited liability corporation, not an incorporated entity and formerly known as Value City Department Stores, Inc.

[6]	This is a non-profit Corporation.